Exhibit 99.1

For Immediate Release

Contact:

David Bulger (Company)	Jerry Daly or Carol McCune
EVP, CFO and Treasurer	Daly Gray (Media)
(561) 227-1302	(703) 435-6293

Innkeepers USA Trust Prices Equity Offering

PALM BEACH, Fla., February 16, 2005—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that it priced a public offering of 4.4 million common shares at $13.71 per share after the market closed yesterday. As part of the offering, the company granted its underwriters a 30-day option to purchase up to an additional 660,000 common shares to cover over-allotments. The net proceeds of the offering, after underwriting discounts and commissions and estimated offering expenses, and before giving effect to the underwriters’ over-allotment option, if exercised, will be approximately $59.7 million. The net proceeds of the offering will be used to pay down a portion of the company’s outstanding indebtedness under its unsecured line of credit.

Wachovia Securities acted as the sole book-running manager.

The closing of the offering is expected to occur on February 22, 2005 and is subject to customary closing conditions.

Copies of the prospectus supplement and the base prospectus relating to the offering may be obtained by contacting Wachovia Securities, 7 St. Paul Street, 1st floor, Baltimore, Maryland 21202.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale or an offer to buy these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 69 hotels with a total of 8,725 suites or rooms in 20 states and Washington, D.C., and focuses on acquiring and/or developing upscale and upscale extended-stay hotels with premium brands and the rebranding and repositioning of other hotel properties. For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

Cautionary statements set forth in reports filed by the company from time to time with the SEC discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) risk that the conditions to closing the offering are not satisfied, (ii) more direct exposure to the operational risks of the hotel business (including decreasing hotel revenues and increasing hotel expenses) under the company’s new taxable REIT subsidiary structure, (iii) risk that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments negatively affect the travel industry and the company, (iv) risk that the performance and prospects of businesses and industries that are important hotel demand generators in the company’s key markets decline (e.g., technology, automotive, aerospace), (v) risk that international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company’s hotel rooms and the availability and terms of financing, (vi) risk that the company’s ability to maintain its properties in competitive condition becomes prohibitively expensive, (vii) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and that potential acquisitions or developments do not perform in accordance with expectations, (viii) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), (ix) the complex tax rules that the company must satisfy to qualify as a REIT, and (x) governmental regulation that may increase the company’s cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting taxes or dividends, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.). The company does not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.